Exhibit 20.03

                      UNANIMOUS WRITTEN CONSENT
                         OF THE DIRECTORS TO
                   CORPORATE ACTION BY ASDAR Group
                         A Nevada corporation

The undersigned, Robert Waters, Jack Sha, and Robert Klein are the only members of, and therefore, constitute, the Board of Directors of ASDAR Group, a Nevada corporation, and hereby consent, by this writing, to take the following action, to adopt the following resolutions, and to transact the following business of this corporation:

        RESOLVED, that the Board of Directors of this corporation has determined that it is in the best interests of this corporation and its shareholders that this corporation enter into, execute and deliver to International Brooks Petroleum Ltd. ("IBP"), the Harvester Property Agreement effective February 27, 2001, a copy of which is attached to this Consent marked Exhibit "A" ("Agreement").

        RESOLVED, FURTHER, that the officers of this corporation be, and they hereby are, authorized, empowered and instructed to sign and execute, in the name of this corporation, the Agreement and deliver the Agreement to IBP, for and on behalf of this corporation.

        RESOLVED, FURTHER, that the Board of Directors of this corporation has determined that it is in the best interests of this corporation and its shareholders that this corporation issue to IBP a check for thirty thousand ($30,000) dollars in US Funds upon execution of this Agreement pursuant to the provisions of the Agreement.

        RESOLVED, FURTHER, that the Board of Directors of this corporation has determined that it is in the best interests of this corporation and its shareholders that this corporation issue to IBP a second check, postdated to March 6, 2001, for two hundred seventy thousand ($270,000) dollars in US Funds upon execution of this Agreement pursuant to the provisions of the Agreement.

RESOLVED, FURTHER, that the Board of Directors of this corporation has determined that it is in the best interests of this corporation and its shareholders that this corporation issue to May Joan Liu fifty thousand (50,000) shares of this corporation's $0.001 par value common stock with Rule 144 Restrictions, as compensation for her valuable assistance in corroborating and integrating the above mentioned Agreement.

RESOLVED, FURTHER, that those fifty thousand (50,000) shares of that common stock shall be issued in a transaction which satisfies the conditions for the exemption from registration and prospectus delivery requirements of the Securities Act of 1933 ("Act"), pursuant to the provisions of Regulation S promulgated pursuant to the provisions of the Act.

        RESOLVED, FURTHER, that the Board of Directors of this corporation has determined that it is in the best interests of this corporation and its shareholders that (i) the issuance of those fifty thousand (50,000) shares of that common stock be properly authorized in the appropriate jurisdiction when so required; (ii) any officer of this corporation be, and such officer hereby is, authorized, empowered and instructed to determine the jurisdiction in which appropriate action shall be taken to authorize the issuance and sale of those shares as such officer may deem advisable; (iii) each such officer be, and hereby is, authorized, empowered and instructed to perform, on behalf of this corporation, any and all such acts as such officer may deem necessary or advisable in order to comply with the applicable laws of such jurisdiction, and, in connection therewith, to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, and appointment of attorneys for service of process; and
(iv) the execution by such officer of any paper or document or the doing by such officer of any act in connection with the foregoing matters shall conclusively establish his or her authority therefor from this corporation and the approval and ratification by this corporation of the papers and documents so executed and the action so taken.

        RESOLVED, FURTHER, that any officer of this corporation be, and hereby is, authorized, empowered and directed to take any and all action and shall enter into, execute and deliver any and all documents which such officer determines are necessary or appropriate to effectuate and carry out the intents and purposes of the resolutions specified in this Consent.

THIS CONSENT is executed pursuant to the provisions of Section 78.315 of the Nevada General Corporation Law and is to be filed with the minutes of proceedings of the Board of Directors of this corporation.



DATED:  February 27, 2001                /s/ Robert Waters
                                             ----------------------
                                             Robert Waters
                                             President and Director


DATED:  February 27, 2001                /s/ Jack Sha
                                             ----------------------
                                             Jack Sha
                                             Secretary and Director


DATED:  February 27, 2001                /s/ Robert Klein
                                             ----------------------
                                             Robert Klein
                                             Director